EXHIBIT 99.7

Unaudited Pro Forma Condensed Combined Financial Statements

On January 20 and 24, 2012, U.S. Energy Corp. (“USE”) through its wholly owned subsidiary Energy One LLC, completed the sale of an undivided 75% of its undeveloped acreage in its Yellowstone and SE HR leasehold acreage in McKenzie County, North Dakota to Geo Resources, Inc. (“GeoResources”) and Yuma Exploration and Production Company, Inc. (“Yuma”) for $16.7 million.  In addition to the sale of the undeveloped acreage in the Yellowstone and SE HR leasehold in December 2011, USE sold 75% of its undeveloped acreage in its Rough Rider leasehold acreage in Williams and McKenzie Counties, North Dakota to Brigham Exploration LLC (“Brigham”) for $13.7 million.  As the Brigham transaction amounted to less than 10% of the Company’s assets, pro forma financial information was not required under Article 11 of Regulation S-X for the Brigham sale.  However, the aggregate of all sales transactions were considered significant.  Since these transactions are not included in the Company’s historical results as of September 30, 2011, an adjustment column has been added to the unaudited pro forma condensed balance sheet to include the effect of the transactions.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 is based on our historical financial statements for the same period as adjusted for the pro forma impact of applying  sale of the undeveloped acreage in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the acquisition. Consequently, amounts preliminarily allocated could change significantly from those used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of tangible and intangible assets. We anticipate finalizing the sale price allocation by the end of the first quarter of 2012.

The unaudited pro forma condensed consolidated balance sheet at September 30, 2011 is presented as if the acreage sales occurred on that date. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the disposition and (ii) factually supportable.  The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma condensed consolidated balance sheet has been derived from, and should be read in conjunction with, (i) the unaudited financial statements and notes thereto in our Quarterly Report on Form 10-Q at September 30, 2011 and  (ii) the audited financial statements and notes thereto of our Annual Report on Form 10-K at December 31, 2010.

The unaudited pro forma condensed consolidated balance sheet is prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results.

U.S. ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
(Unaudited)
(In thousands)

		Sale to
		Geo Resources and		Sale to		September 30,
	September 30,	Yuma Exploration		Brigham Exploration		2011
	2011 (1)	Adjustments		Adjustments		Pro Forma (2)
Cash and cash equivalents	$4,803	$16,420	(3)	$13,559	(4)	$34,782
Other current assets	27,558	--		--		27,558
	32,361	16,420		13,559		62,340
Oil & gas properties
under full cost method, net	98,552	(16,420)	(3)	(13,559)	(4)	68,573
Other property and equipment, net	29,713	--		--		29,713
	128,265	(16,420)		(13,559)		98,286
Other assets	4,430	--		--		4,430
Total assets	$165,056	$--		$--		$165,056

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$19,391	$--		$--		$19,391
Long term debt, net of current portion	11,400	--		--		11,400
Other liabilities	5,198	--		--		5,198
Total shareholders' equity	129,067	--		--		129,067
Total liabilities and shareholders' equity	$165,056	$--		$--		$165,056

(1) The condensed consolidated balance sheet is derived from our Form 10-Q for the quarter ended September 30, 2011
(2) The pro forma balance sheet information give effect to our acreage sales as if they had occurred on September 30, 2011
(3) The $16,420 is the proceeds from the sale to GeoResources and Yuma, net of a transaction fee paid to a third party
(4) The $13,559 is the proceeds from the sale to Brigham Exploration, net of a transaction fee paid to a third party